April 5, 1995


Dear Stockholder:

         It is with great pleasure that the directors and I invite you to attend the Annual Meeting of Stockholders of PLM International, Inc. which will be held at 1:00 p.m. (Pacific Time) on Thursday, May 18, 1995 at the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California.

         At the meeting, the stockholders will elect two directors, vote on a stock option plan for management and other key employees, vote on a stockholder proposal concerning natural resources and transact such other business as may properly come before the meeting. The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

         Whether you plan to attend the meeting or not, we urge you to sign, date and return the enclosed proxy card in the enclosed postage-paid envelope in order that as many shares as possible may be represented at the meeting. The vote of every stockholder is important and your cooperation in promptly returning your executed proxy will be appreciated. Each proxy is revocable and will not affect your right to vote in person in the event that you attend the meeting. Thank you for your continued support.


                                                     Very truly yours,



                                                     J. ALEC MERRIAM
                                                     Chairman of the Board

                            PLM INTERNATIONAL, INC.

                                   One Market
                        Steuart Street Tower, Suite 900
                        San Francisco, California 94105

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         The Annual Meeting of Stockholders of PLM International, Inc. will be held on Thursday, May 18, 1995 at 1:00 p.m. (Pacific Time) in the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California for the following purposes:

         1.       Elect two Class II directors of PLM International, Inc.
         2.       Approve the Company's 1995 Management Stock Compensation Plan.
         3.       Vote on a stockholder proposal concerning natural resources.
         4. Transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record on April 3, 1995 shall be entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

                       By Order of the Board of Directors



                           STEPHEN PEARY
                           Senior Vice President, Secretary and General Counsel

April 5, 1995
San Francisco, California




         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE, PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON BY COMPLETING A BALLOT OR PROXY AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS.

                            PLM INTERNATIONAL, INC.
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 18, 1995

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of PLM International, Inc. ("PLM International" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 1:00 p.m. (Pacific Time) on Thursday, May 18, 1995, at the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California, or any adjournment thereof (the "Annual Meeting").

         The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April 19, 1995. The costs of this proxy solicitation will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone, telegraph and advertisements. Proxies are expected to be solicited by directors, officers and regular employees of the Company. The directors, officers and employees who assist in the solicitation will not receive any additional compensation for such services and will perform such services in addition to their usual duties. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, nominees and individuals. MacKenzie Partners, Inc.'s estimated fee for this service is $5,000. Brokers and other nominees who hold stock of the Company will be asked to contact the beneficial owners of the shares which they hold.


VOTING OF PROXIES

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. If no choice is given, the shares represented by a signed proxy will be voted in favor of the first two items set forth in the notice attached hereto and against the third item, if properly presented at the meeting. The two nominees for election as directors who receive the highest number of votes therefor at the Annual Meeting shall be elected as directors (Proxy Item No. 1). The affirmative votes of the holders of a majority of the shares present in person or by proxy at the Annual Meeting shall be required to approve the 1995 Management Stock Compensation Plan (Proxy Item No. 2) and the stockholder proposal concerning natural resources (Proxy Item No. 3).

         Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by the Company. Abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) will be included in the determination of shares present at the Annual Meeting for purposes of determining a quorum. Abstentions will be counted towards the tabulation of votes cast on proxy items submitted to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proxy item has been approved.

         A stockholder submitting a proxy may revoke it at any time before it is voted at the Annual Meeting by notifying the Secretary of the Company in writing of such revocation, by properly executing a later-dated proxy, or by voting in person at the Annual Meeting.

OUTSTANDING VOTING SECURITIES

         Stockholders of record on April 3, 1995, or their proxies, are entitled to vote at the Annual Meeting. On such date, the outstanding voting stock of the Company consisted of 11,608,373 shares of the Common Stock. Each share of Common Stock will be entitled to one vote per share, on each matter to be voted at the Annual Meeting. There is no provision in the Certificate of Incorporation of the Company permitting cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows the beneficial ownership of shares of the Company's Common Stock by each stockholder known to be the beneficial owner of more than 5% of the outstanding Common Stock as of the date of this Proxy Statement.

                                                         Number of
                                                           Shares of  Percent of
Name and Address                                            Common      Common
of Beneficial Owner                                          Stock      Stock(1)

The Travelers(2)                                           814,000          7.0
65 E. 55th Street
New York, NY                                                 10022

HPB Associates, L.P.(3)                                    960,000          8.3
888 Seventh Avenue
New York, NY                                                 10106

- - --------------------------
    (1)  Computed on the basis of 11,608,373 shares of Common Stock outstanding.

    (2) Schedule 13G filed on February 13, 1995 by The Travelers ("TRV") indicating 814,000 shares of Common Stock owned beneficially by Smith Barney Holdings Inc. ("SBH") of which 735,000 shares owned beneficially by Smith Barney Mutual Funds Management Inc. ("MFM"). TRV is sole shareholder of SBH. SBH is sole shareholder of MFM. Common shares owned beneficially by MFM acquired in October 1994 from Official Bondholders Committee of Transcisco Industries, Inc. ("OBC") in a transaction in which the Company repurchased 922,367 common shares and other institutions and individuals acquired beneficial ownership of 1,631,000 common shares.

    (3) Schedule 13D filed on October 21, 1994 indicating beneficial ownership of 960,000 shares of Common Stock. Shares acquired in October 1994 from OBC in a transaction in which the Company repurchased 922,367 common shares and other institutions and individuals acquired beneficial ownership of 1,485,000 common shares.

          The following table shows the amount and percent of the Company's outstanding Common Stock beneficially owned by each of its directors and named executive officers (as hereinafter defined), and by all directors and executive officers as a group, as of the date of this Proxy Statement.

                                                         Number of
                                                         Shares of    Percent of
                                                         Common       Common
                  Name of Beneficial Owner  Stock(1)       Stock(1)

                  Allen V. Hirsch(2)...............       192,095        1.6%
                  Walter E. Hoadley(3)............         31,000           *
                  J. Alec Merriam(4)...............       100,696           *
                  Robert L. Pagel(5)................       30,000           *
                  Harold R. Somerset(6)...........         13,000           *
                  Robert N. Tidball(7).............       234,438        2.0%
                  J. Michael Allgood(8)............        36,431           *
                  Douglas P. Goodrich(9).........          72,823           *
                  Stephen Peary(10).................       86,796           *
                  All directors and executive officers
                     as a group (14 people)(11)           990,144        8.2%
- - ------------------
* Represents less than 1% of the outstanding shares.

(1) Computed on the basis of 11,608,373 shares of Common Stock outstanding plus, in the case of any person deemed to own shares of Common Stock as a result of owning options to purchase such securities exercisable within 60 days of the date of the Proxy Statement, the additional shares of Common Stock which would be outstanding upon exerciseby such person.

(2) Includes 125,000 shares of Common Stock which may be purchased by Mr. Hirsch upon exercise of options.

(3) Includes 30,000 shares of Common Stock which may be purchased by Dr. Hoadley upon exercise of options.

(4) Includes 30,000 shares of Common Stock which may be purchased by Mr. Merriam upon exercise of options.

(5) Represents 30,000 shares of Common Stock which may be purchased by Mr. Pagel upon exercise of options.

(6) Includes 10,000 shares of Commons Stock which may be purchased by Mr. Somerset upon exercise of options.

(7) Includes 150,000 shares of Common Stock which may be purchased by Mr. Tidball upon exercise of options.

(8) Includes 30,000 shares of Common Stock which may be purchased by Mr. Allgood upon exercise of options.

(9) Includes 30,000 shares of Common Stock which may be purchased by Mr. Goodrich upon exercise of options.

(10) Includes 40,000 shares of Common Stock which may be purchased by Mr. Peary upon exercise of options.

(11) Includes 555,000 shares of Common Stock which may be purchased by members of the Board of Directors and executive officers upon exercise of options.

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

          As of the date of this report the directors and executive officers of PLM International (and key executive officers of its subsidiaries) are as follows:


              Name.............  Age       Position

J. Alec Merriam................  59     Director, Chairman of the Board, PLM International, Inc.; Director,
                                           PLM Financial Services, Inc.
Allen V. Hirsch................  41     Director, Vice Chairman of the Board, Executive Vice President, PLM
              .................            International, Inc.; Director and President, PLM Financial Services
                                           Inc.; President, PLM Securities Corp.
Walter E. Hoadley..............  78     Director, PLM International, Inc.
Robert L. Pagel................  58     Director, Chairman of the Executive Committee, PLM International,
                                           Inc.; Director, PLM Financial Services, Inc.
Harold R. Somerset . . . . . . . 59      Director, PLM International, Inc.
Robert N. Tidball..............  56     Director, President and Chief Executive Officer, PLM International, Inc.
J. Michael Allgood.............  46     Vice President of Finance and Chief Financial Officer, PLM
                                           International, Inc. and PLM Financial Services, Inc.
Robin L. Austin................  47     Vice President, Human Resources, PLM International, Inc.; Vice
                                           President, PLM Financial Services, Inc.
Stephen M. Bess................  47     President, PLM Investment Management, Inc.; Vice President, PLM
                                           Financial Services, Inc.
David J. Davis.................  38     Vice President and Corporate Controller, PLM International, Inc.
Douglas P. Goodrich............  48     Senior Vice President, PLM International, Inc.
Dirk Langeveld.................  43     Senior Vice President, Marine Group, PLM Transportation Equipment
                                           Corporation
Steven O. Layne................  40     Vice President and General Manager, Air Group, PLM Transportation
                                           Equipment Corporation
Stephen Peary..................  46     Senior Vice President, Secretary and General Counsel,  PLM
                                           International, Inc.,PLM Financial Services, Inc., PLM Investment
                                           Management, Inc., PLM Transportation Equipment Corporation; Vice
                                           President, PLM Securities Corp.


         J. Alec Merriam was appointed Chairman of the Board of Directors of PLM International in September 1990, having served as a director since February 1988. In October 1988 he became a member of the Executive Committee of the Board of Directors of PLM International. From 1972 to 1988 Mr. Merriam was Executive Vice President and Chief Financial Officer of Crowley Maritime Corporation, a San Francisco area-based company engaged in maritime shipping and transportation services. Previously, he was Chairman of the Board and Treasurer of LOA Corporation of Omaha, Nebraska, and served in various financial positions with Northern Natural Gas Company, also of Omaha.

         Allen V. Hirsch became Vice Chairman of the Board and a Director of PLM International in April 1989. He is an Executive Vice President of PLM
International and President of PLM Securities Corp. Mr. Hirsch became the President of PLM Financial Services, Inc. in January 1986 and President of PLM Investment Management, Inc. and PLM Transportation Equipment Corporation in August 1985, having served as a Vice President of PLM Financial Services, Inc. and Senior Vice President of PLM Transportation Equipment Corporation beginning in August 1984, and as a Vice President of PLM Transportation Equipment Corporation beginning in July 1982 and of PLM Securities Corp. from July 1982 to October 1, 1987. He joined PLM, Inc. in July 1981, as Assistant to the Chairman. Prior to joining PLM, Inc., Mr. Hirsch was a Research Associate at the Harvard Business School. From January 1977 through September 1978, Mr. Hirsch was a consultant with the Booz, Allen and Hamilton

Transportation Consulting Division, leaving that employment to obtain his master's degree in business administration.

         Dr. Walter E. Hoadley joined PLM International's Board of Directors and its Executive Committee in September, 1989. He served as a Director of PLM, Inc. from November 1982 to June 1984 and PLM Companies, Inc. from October 1985 to February 1988. Dr. Hoadley has been a Senior Research Fellow at the Hoover Institute since 1981. He was Executive Vice President and Chief Economist for the Bank of America from 1968 to 1981 and Chairman of the Federal Reserve Bank of Philadelphia from 1962 to 1966. Dr. Hoadley has served as a Director of Transcisco Industries, Inc. since February 1988.

         Robert L. Pagel was appointed Chairman of the Executive Committee of the Board of Directors of PLM International in September 1990, having served as a director since February 1988. In October 1988 he became a member of the Executive Committee of the Board of Directors of PLM International. From June 1990 to April 1991 Mr. Pagel was President and Co-Chief Executive Officer of The Diana Corporation, a holding company traded on the New York Stock Exchange. He is the former President and Chief Executive Officer of FanFair Corporation which specializes in sports fan's gift shops. He previously served as President and Chief Executive Officer of Super Sky International, Inc., a publicly traded company, located in Mequon, Wisconsin, engaged in the manufacture of skylight systems. He was formerly Chairman and Chief Executive Officer of Blunt, Ellis & Loewi, Inc., a Milwaukee based investment firm. Mr. Pagel retired from Blunt, Ellis & Loewi in 1985 after a career spanning 20 years in all phases of the brokerage and financial industries. Mr. Pagel has also served on the Board of Governors of the Midwest Stock Exchange.

         Harold R. Somerset was appointed to the Board of Directors of PLM International in July 1994. From February 1988 to December 1993, Mr. Somerset was President and Chief Executive officer of California & Hawaiian Sugar Corporation, a recently acquired subsidiary of Alexander & Baldwin, Inc. ("C&H"). Mr. Somerset joined C&H in 1984 as Executive Vice President and Chief Operating Officer, having served on its Board of Directors since 1978, a position in which he continues to serve. Between 1972 and 1984, Mr. Somerset served in various capacities with Alexander & Baldwin, Inc., a publicly-held land and agriculture company headquartered in Honolulu, Hawaii, including Executive Vice President - Agriculture and Vice President and General Counsel. Mr. Somerset also serves on the board of directors for various other companies and organizations.

         Robert N. Tidball was appointed President and Chief Executive Officer of PLM International in March 1989. At the time of his appointment, he was Executive Vice President of PLM International. Mr. Tidball became a director of PLM International in April 1989 and a member of the Executive Committee of the Board of Directors of PLM International in September 1990. Mr. Tidball was Executive Vice President of Hunter Keith, Inc., a Minneapolis-based investment banking firm, from March 1984 to January 1986. Prior to Hunter Keith, Inc., he was Vice President & General Manager and Director of North American Car Corporation, and Director of the American Railcar Institute and the Railway Supply Association.

         J. Michael Allgood was appointed Vice President of Finance and Chief Financial Officer of PLM International in October 1992. Between July 1991 and October 1992, Mr. Allgood was a consultant to various private and public sector companies and institutions specializing in financial operational systems development. In October 1987, Mr. Allgood cofounded Electra Aviation Limited and its holding company, Aviation Holdings Plc of London, where he served as Chief Financial Officer until July 1991. Between June 1981 and October 1987, Mr. Allgood served as a First Vice President with American Express Bank, Ltd. In February 1978, Mr. Allgood founded and until June 1981, served as a director of Trade Projects International/Philadelphia Overseas Finance Company, a joint venture with Philadelphia National Bank. From March 1975 to February 1978, Mr. Allgood served in various capacities with Citibank, N.A.

         Robin  L.   Austin  is  Vice   President,   Human   Resources   of  PLM
International. Ms. Austin became Vice President, Human Resources of PLM Financial Services, Inc. in February 1984, having served in various capacities with PLM Investment Management, Inc., including Director of Operations, since February 1980. From June 1970 to September 1978, Ms. Austin served on active duty in the United States Marine Corps. She is currently a Colonel in the United States Marine Corps Reserves.

         Stephen M. Bess was appointed President of PLM Investment Management, Inc. in August 1989, having served as Senior Vice President of PLM Investment Management, Inc. beginning in February 1984 and as Corporate Controller of PLM Financial Services, Inc. beginning in October 1983. Mr. Bess served as Corporate Controller of PLM, Inc., beginning in December 1982. Mr. Bess was Vice President-Controller of Trans Ocean Leasing Corporation, a container leasing company, from November 1978 to November 1982, and Group Finance Manager with the Field Operations Group of Memorex Corp., a manufacturer of computer peripheral equipment, from October 1975 to November 1978.

         David J. Davis was appointed Vice President and Controller of PLM International in January 1994. From March 1993 through January 1994, Mr. Davis was engaged as a consultant for various firms, including PLM International. Prior to that Mr. Davis was Chief Financial Officer of LB Credit Corporation in San Francisco from July 1991 to March 1993. From April 1989 to May 1991, Mr. Davis was Vice President and Controller for ITEL Containers International Corporation which is located in San Francisco. Between May 1978 and April 1989, Mr. Davis held various positions with Transamerica Leasing Inc. in New York, including that of Assistant Controller for its rail leasing division.

         Douglas P. Goodrich was appointed Senior Vice President of PLM International in March 1994. Mr. Goodrich was appointed Vice President, Rail Group, of PLM Transportation Equipment Corporation in July 1989, and President of PLM Railcar Management Services, Inc. in September 1992. Mr. Goodrich was an Executive Vice President of G.I.C. Financial Services Corporation, a subsidiary of Guardian Industries Corp. of Chicago, Illinois from December 1980 to September 1985.

         Dirk Langeveld was appointed Vice President of PLM Transportation Equipment Corporation's Marine Division in June 1990 and Senior Vice President, Marine Group, in January 1991. Mr. Langeveld was Executive Vice President, Chief Operation Officer, and a Director of Marine Transport Lines from 1987 to 1990. From 1977 to 1987 Mr. Langeveld was employed by Stolt Tankers and Terminals Inc. in a variety of executive positions in the United States and the Far East.

         Steven O. Layne was appointed Vice President and General Manager, Air Group, PLM Transportation Equipment Corporation in November 1992. Mr. Layne was its Vice President, Commuter and Corporate Aircraft beginning in July 1990. Previously, Mr. Layne was the Director, Commercial Marketing for Bromon Aircraft Corporation, a joint venture of General Electric Corporation and the Government Development Bank of Puerto Rico. Mr. Layne is a Major in the United States Air Force Reserves and Senior Pilot with 13 years of accumulated service.

         Stephen Peary was appointed Senior Vice President, Secretary and General Counsel of PLM International in March 1994. Mr. Peary served as Vice President, Secretary and General Counsel of PLM International beginning in February 1988. Mr. Peary was Assistant General Counsel of PLM Financial Services, Inc. from August 1987 through January 1988. Previously, Mr. Peary was engaged in the private practice of law in San Francisco. Mr. Peary is a graduate of the University of Illinois, Georgetown University Law Center, and Boston University (Masters of Taxation Program).

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

         The Board of Directors currently consists of six directors and is divided into three classes, designated Class I, Class II and Class III. Each director is elected to a three-year term. The current Class I directors are Messrs.

Hoadley and Tidball. The current Class II directors are Messrs. Merriam and Pagel. The current Class III directors are Messrs. Hirsch and Somerset.

         At the Annual Meeting, two directors will be elected for a term of three years. The term of the current Class II directors expires at the Annual Meeting, and the terms of the Class I and Class III directors will expire at the annual meetings of stockholders convened in 1997 and 1996, respectively. The Company's nominees for Class II director are J. Alec Merriam and Robert L. Pagel, who are presently serving as Class II directors of the Company. Mr. Merriam is also presently serving as the Chairman of the Board of Directors and Mr. Pagel is presently serving as Chairman of the Executive Committee of the Board of Directors.

         The Company's nominees have consented to be nominated and to serve if elected. If the nominees become unavailable for election, the proxy will be voted for such other persons, if any, as the Board of Directors may designate.


INFORMATION CONCERNING DIRECTORS

         The Company's Board of Directors held 13 meetings in 1994 and, to date, has held 5 meetings in 1995. Each of the directors serving on the Board of Directors attended at least 75% of (i) the total number of meetings of the Board of Directors held in 1994 and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

         Among  the  committees  of the  Board  of  Directors  are an  Executive
Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

         The Executive Committee consists of Mr. Pagel-Chairman, Dr. Hoadley, Mr. Merriam and Mr. Tidball. The Executive Committee, which was formed in October 1988, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, subject to the limitations prescribed by the Board of Directors, the bylaws of the Company and Delaware law. The Executive Committee did not meet in 1994.

         The Audit Committee consists of Mr. Merriam-Chairman, Dr. Hoadley and Mr. Pagel. The Audit Committee was formed in February 1988 to recommend the appointment and compensation of the independent auditors, approve professional services provided by the auditors, review the scope of the annual audit and the auditors' report to management and review financial statements and internal accounting controls. The Audit Committee met twice in 1994.

         The Compensation Committee consists of Mr. Pagel-Chairman, Mr. Merriam and Mr. Somerset. The Compensation Committee was formed in February 1988 to review all compensation programs, policies and practices, including salaries, incentives, stock options and stock purchase programs, and to make recommendations to the Board of Directors regarding the salary of all corporate officers and certain key employees. The Compensation Committee met twice in 1994.

         The Nominating Committee was established in September 1990 to investigate and make recommendations to the Board of Directors for nominees to the Board of Directors and its committees. The Nominating Committee consists of Mr. Tidball-Chairman, Mr. Merriam and Mr. Pagel. The Nominating Committee met twice in 1994. The Nominating Committee will consider nominees to the Board of Directors recommended by security holders upon submission of the names of such nominees and such other information as requested by the Nominating Committee in accordance with the Company's bylaws.

CERTAIN BUSINESS RELATIONSHIPS

         On February 1, 1988, Transcisco Industries, Inc. ("Transcisco") acquired approximately 35.7% of the Company's outstanding Common Stock pursuant to the exchange of all of the stock of certain of Transcisco's subsidiary corporations, including PLM Financial Services, Inc. and PLM Railcar Management Services, Inc. Transcisco also received $5 million in cash and a $5 million subordinated promissory note (the "Note"). Interest in the amount of $580,936 was accrued and paid in 1994 pursuant to the terms of the Note. In July 1991, Transcisco filed a petition for reorganization in the United States Bankruptcy Court. On October 20, 1993, the Bankruptcy Court issued an order confirming a joint plan of reorganization (the "Plan") of Transcisco. Under the Plan, Transcisco, in October 1994, transferred on behalf of its Official Bondholders Committee, the 3,367,367 shares of Company Common Stock owned by Transcisco to the Company (as to 922,367 shares) and to other institutional and individual investors (as to 2,445,000 shares). The purchase price was $3.25 per share. As part of that same transaction, the Company repurchased the Note for $4.5 million.

         During the year ended December 31, 1994, PLM Financial Services, Inc. ("FSI"), a subsidiary of the Company, and other Company affiliates, on behalf of certain partnerships and for their own accounts, paid a total of approximately $946,505 to Transcisco and its affiliates for replacement railcar wheels, and maintenance, repair, modification and cleaning of railcars.

COMPENSATION OF DIRECTORS

         Through October 1994, each nonemployee director of the Company (Messrs. Hoadley, Merriam, Pagel and Somerset) received a monthly retainer of $1,000 and a per meeting fee of $1,000 for meetings attended in person ($250 for meetings attended by telephone). Each nonemployee director of the Company who is a member of the Executive Committee of the Board of Directors (Messrs. Hoadley, Merriam and Pagel) received a monthly retainer of $1,000 and a per meeting fee of $1,000 for meetings attended in person ($250 for meetings attended by telephone). In addition, Mr. Merriam, as Chairman of the Board of Directors, received a monthly retainer equal to $7,500, and Mr. Pagel, as Chairman of the Executive Committee, received a monthly retainer equal to $6,000.

         Beginning November 1, 1994, the $1,000 per month retainer fee paid to nonemployee members of the Executive Committee was eliminated. The fees for directors were increased so each nonemployee director receives a monthly retainer of $2,000 per month and a per meeting fee of $1,000 for meetings of the Board of Directors and the Executive Committee attended in person ($250 for meetings attended by telephone). A fee of $250 per meeting is paid to all nonemployee directors for meetings of all other committees of the Board of Directors. In addition, Mr. Merriam, as Chairman of the Board of Directors, receives a reduced monthly retainer equal to $4,000, and Mr. Pagel, as Chairman of the Executive Committee, receives a reduced monthly retainer equal to $3,000.

         On January 25, 1995, the Board of Directors adopted the Directors' 1995 Nonqualified Stock Option Plan (the "1995 Directors' Plan") pursuant to which Directors who are not employees of the Company will receive annual options to purchase 10,000 shares Common Stock of the Company. The first such grant to each nonemployee director was made on February 1, 1995. The exercise price is the closing price of the Company's Common Stock on the date of grant. The exercise price of options granted on February 1, 1995 under the 1995 Directors' Plan is $2.625 per common share. The total number of shares for which options may be granted under the 1995 Directors' Plan is 120,000 shares. Options granted under the 1995 Directors' Plan vest pro rata over a three-year period. Generally, vested options held by a nonemployee director who ceases to be a director of the Company may be exercised within six months after ceasing to be a director. As of the date of this Proxy Statement, no options were exercisable under the 1995 Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth for the fiscal years ended December 31, 1994, 1993 and 1992, a summary of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers (together, the "named executive officers") at December 31, 1994:

SUMMARY COMPENSATION TABLE


                                                                                Long Term
                         Annual Compensation<F1>                              Compensation
- - -----------------------------------------------------------------------------------------------------------------------

            Name                                                                       Securities        All Other
             and                                                                       Underlying         Compen-
          Principal                               Salary             Bonus<F2>           Options/           sation
          Position                 Year             ($)                ($)              SARS (#)           ($)<F3>
- - -----------------------------------------------------------------------------------------------------------------------
Robert N. Tidball                  1994            $268,333           $225,000             20,000           $105,716
                                   ----
President, Chief                   1993             260,000            100,000                 --             15,237
                                   ----
Executive Officer                  1992             200,000             95,000            130,000              8,703
                                   ----

Allen V. Hirsch                    1994             228,333            100,000             10,000             90,559
                                   ----
Executive Vice President           1993             220,000            100,000                 --             12,956
                                   ----
and Director                       1992             167,500             85,000            115,000              7,355
                                   ----

Stephen Peary                      1994             158,333            100,000             10,000             65,129
                                   ----
Senior Vice President              1993             150,000             50,000                 --              9,532
                                   ----
and Secretary                      1992             120,800             25,000             30,000              5,530
                                   ----

Douglas P. Goodrich                1994             170,833             60,000             10,000             61,211
                                   ----
Senior Vice President              1993             125,000             35,000                 --              9,133
                                   ----
                                   1992             115,250             30,000             20,000              5,375
                                   ----

J. Michael Allgood                 1994             140,231             60,000             10,000              7,041
                                   ----
Chief Financial Officer            1993             130,000             20,000                 --              1,008
                                   ----
and Vice President                 1992              23,167             20,000             20,000                117
                                   ----
- - --------------------------------

<F1>  Amounts shown do not include the cost to the Company of personal  benefits, the value of which did not exceed 10 percent of the aggregate salary and bonus compensation for each named executive officer.

<F2> Bonus  compensation  reflects amount earned in designated  year, but paid in the immediate subsequent year.

<F3>  Includes the following compensation:

                              Fair market value of           Cash balances            Company paid
                               Common Stock allocated       distributed from        premiums for term
                                  to ESOP accounts             ESOP accounts          life insurance
                         ------------------------------       --------------------------------------
                          1994        1993        1992          1994 only        1994       1993      1992
                          ----        ----        ----          ---------        ----       ----      ----
Robert N. Tidball        $78,469     $14,576     $8,087           $26,700         $547     $661       $616
Allen V. Hirsch           67,098      12,285      6,739            22,914          547      661        616
Stephen Peary             48,072       8,871      4,914            16,510          547      661        616
Douglas P. Goodrich       45,167       8,472      4,759            15,497          547      661        616
J. Michael Allgood         4,536         347         --              1,958         547      661        616

Total fair market value                                       Total cash balances
of Common Stock allocated                                     distributed from all
to all ESOP accounts:                                         ESOP accounts:
                      $4,847,085    $641,914   $715,034          $589,517

     Fair market value of shares allocated to ESOP accounts was determined using closing price of the Company's Common Stock on January 18, 1995 ($2.9375), the date all ESOP account balances were distributed to ESOP participants. Amounts reported in this column for 1992 and 1993 for named individuals in prior proxy statements consisted of the fair market value of ESOP allocations made to individual accounts determined using appraised fair market value of ESOP preferred stock at December 31 of applicable year, plus the value of Company paid premiums for term life insurance.

STOCK OPTION GRANTS IN 1994

         The following table sets forth certain information with respect to stock options granted to each of the named executive officers during the fiscal year ended December 31, 1994, including estimated potential realizable value assuming certain rates of annual compound stock price appreciation over the option term:


- - -----------------------------------------------------------------------------------------------------------------------------------
                                             % of Total                                       Potential Realizable Value at Assumed
                               Common          Options                                                    Annual Rates of Stock
                                Stock          Granted                                                   Price Appreciation for
                               Options           to            Exercise                                Individual Option Term <F3>
                               Granted        Employees          Price            Expiration
          Name                 (#)<F1>        in Fiscal        ($/Share)           Date<F2>                    5% ($)        10% ($)
                                                Year
- - ----------------------------------------------------------------------------------------------------------------------------------
Robert N. Tidball                         20,000        19.5         $   3.0625       March 21, 1998         $11,428         $24,350

Allen V. Hirsch                           10,000         9.7             3.0625       March 21, 1998           5,714          12,175

Stephen Peary                             10,000         9.7             3.0625       March 21, 1998           5,714          12,175

Douglas P. Goodrich                       10,000         9.7             3.0625       March 21, 1998           5,714          12,175

J. Michael Allgood                        10,000         9.7             3.0625       March 21, 1998           5,714          12,175
                                                                                                                             -------

<F1>     Granted  effective   September  12,  1994  pursuant  to  the  Company's
         shareholder-approved 1988 Management Stock Compensation Plan. The exercise price is 100% of fair market value on the date of grant. Options vest pro rata over a three-year period beginning on effective date of grant, subject to acceleration in certain circumstances following a change in control. Aggregate number of Common Stock options granted in 1994 equals 102,500. The 1988 Management Stock Compensation Plan is administered by the nonemployee members of Board of Directors.

<F2>     Subject to earlier termination in certain events related to termination of employment.

<F3>     Represents assumed rates of stock price appreciation in accordance with rules of the Securities and Exchange Commission. Actual gains, if any, on stock options exercises are dependent on the future market price of the Company's Common Stock. Computation based on actual option term and annual compounding, computed as the product of: (a) the difference between: (i) the product of the per share market price at the effective date of grant ($3.0625) and the sum of 1 plus the adjusted stock price appreciation rate (5% - 18.7%, 10% - 39.8%) and (ii) the per share exercise price of the option ($3.0625) and (b) the number of securities underlying the grant at fiscal year end.


         There were no exercises of options by any named executive officer in 1994. The following table sets forth certain information, based on market value of the Company's Common Stock on December 31, 1994, with respect to stock options held by each of the named executive officers as of such date:

FISCAL YEAR END OPTION VALUES

- - -------------------------------------------------------------------------------
                                      Number of Securities  Value of Unexercised
                                              Underlying         In-the-Money
                                             Unexercised         Options at
                                              Options at      December 31, 1994
                                          December 31, 1994

                                             Exercisable/       Exercisable/
              Name                          Unexercisable    Unexercisable(1)
- - -------------------------------------------------------------------------------
Robert N. Tidball                          86,667/63,333         $75,834/$37,916

Allen V. Hirsch                            76,667/48,333         $67,084/$33,541

Stephen Peary                              20,000/20,000         $17,500/$8,750

Douglas P. Goodrich                        13,334/16,666         $11,667/$5,833

J. Michael Allgood                         13,334/16,666         $11,667/$5,833
                                                                 ---------------

(1) Options granted in 1992 have an exercise price of $2.00. Options granted in 1994 have an exercise price of $3.0625. Market value of Common Stock at December 31, 1994 close $2.875 per share.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

         The Company has entered into Employment Agreements (the "Employment Agreements") with the Chief Executive Officer, each of its four other named executive officers and others (each a "Contract Employee"). The Employment Agreements are designed to encourage Contract Employees to remain in the employ of the Company and to reinforce their continued attention and dedication to their duties in the event of an unsolicited attempt to take over control of the Company. The Employment Agreements have terms of one, two or three years from the date on which they were entered (the "Original Term") and are automatically extended one additional year on each succeeding anniversary thereof unless earlier terminated by the Company or the employee. Each Employment Agreement contains provisions governing salary, bonus and participation in Company benefit plans, and provides in certain events for payments to the Contract Employee upon termination of his or her employment with the Company. In addition, each Employment Agreement includes a covenant not to solicit the Company's customers or otherwise compete against the Company for a period of time after termination of employment.

         If, after a change in control occurs, the Company terminates a Contract Employee other than for cause or if the employee terminates his or her employment for good reason (including, without limitation, any demonstrable and material diminution of the compensation duties, responsibilities, authority or powers of the Contract Employee), then the Company is required to pay the Contract Employee the sum of (i) the employee's annual base compensation rate then in effect multiplied by the number of years in the Original Term (up to 2.99 years), (ii) an amount equal to the greater of the amount paid and/or payable to or due the Contract Employee under the Company's bonus or incentive plans (a) for the Company's fiscal year prior to the fiscal year of any change in control or (b) for the immediately preceding fiscal year, multiplied by the number of years in the Original Term (up to 2.99 years) and (iii) all other cash benefits due the Contract Employee.

         In addition, if following a change in control, the Contract Employee terminates his or her employment for good reason all options to purchase stock of the Company granted to such Contract Employee immediately become fully vested and any restrictions on the exercise of such options lapse.

         For purposes of the Employment Agreements, a change in control is defined to include, among other things, (i) any Person acquiring Beneficial Ownership (as defined in the Employment Agreements) of 36% or more of the combined voting power of the Company's securities, (ii) any Person who did not have Beneficial Ownership of 5% or more of the voting power of the Company's securities on the date the Employment Agreement was entered into acquiring Beneficial Ownership of more than 15% of such voting power or (iii) a change in the Board of Directors of the Company due to proxy solicitations or other actions to influence voting at a meeting of stockholders of the Company by a Person who has Beneficial Ownership of 5% or more of the voting power of the Company, and which causes the Continuing Directors (as defined below) to cease to be a majority of the Board of Directors, unless such event(s) have been approved by a majority of the Continuing Directors.

         "Continuing Directors" are (a) those who were directors on the date the Employment Agreement was entered, (b) those who were appointed or recommended for election by a majority of those who were directors on such date, or (c) those who were appointed or recommended by a majority of those directors described in (a) and (b) above.

         The Employment Agreements are structured so that no excess payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), will be made to any Contract Employee pursuant to the Employment Agreements. If a change in control occurred on the date hereof and the employment of the Contract Employees was immediately terminated without cause, based on certain assumptions, the following would be the present value of post-employment compensation benefits provided under the Employment Agreements to the following named executive officers: Mr. Tidball, $1,569,750; Mr. Hirsch, $986,700; Mr. Peary, $777,400; Mr. Goodrich, $717,600; and Mr. Allgood,
$657,800.








                     (This space intentionally left blank.)

PENSION BENEFITS

         The following table sets forth certain information regarding annual benefits payable in specified compensation and years of service classifications under the Company's nonqualified supplemental retirement income plan:


 Average Annual                                        Credited Years of Service<F3>
  Compensation                                         Annual Payout to be Received
   During Last                                             in Each of Five Years
  Five Years of                                        Following later of Termination of
 Employment<F1><F2>                                   Employment or Attainment of Age 60
- - ----------------                  -------------------------------------------------------
                                         5                               10                             15
                                        ---                             ----                           ---

   60,000                           $ 15,000                         $ 30,000                        $ 45,000

  100,000                             25,000                           50,000                          75,000

  140,000                             35,000                           70,000                         105,000

  180,000                             45,000                           90,000                         135,000

  220,000                             55,000                          110,000                         165,000

  260,000                             65,000                          130,000                         195,000

  300,000                             75,000                          150,000                         225,000

  400,000                            100,000                          200,000                         300,000
- - ---------------------------------

<F1> The Company's shareholder-approved nonqualified supplemental retirement income plan provides that an executive participating in the plan is generally entitled to receive for a period of 60 months, commencing upon the later of attainment of age 60 or termination of employment, an amount equal to the product of (i) 5%, (ii)
     number of years of employment with PLM International, its affiliates or predecessors (up to a maximum of 15 years) and (iii) average monthly base compensation during the most recent consecutive months of employment
     (not to exceed 60) preceding termination of employment.  Obligations under the plan are funded by general corporate funds and insurance policies on the lives of the participants.  For purposes of computing benefits under the plan, compensation includes only salaries and wages and does not include directors' fees or bonuses.
     Benefits payable are not subject to any deduction for social security or other offset amounts.  The annual base compensation 60-month averages at December 31, 1994 for the named executive officers equalled:  Mr.
     Tidball, $217,667; Mr. Hirsch, $183,167; Mr. Peary, $128,743; Mr. Goodrich, $125,617; and Mr. Allgood,
     $134,722.

<F2> Benefits under the plan generally vest over a five-year period.  Vesting is accelerated immediately to 100% in the event of a change in control of the Company. The Board of Directors has discretion to accelerate the date for making payments under the plan in the event of a change in control.

<F3> Years of credited  service for named  executive  officers who participate in the plan are as follows:

                                                              Years
                                   Robert N. Tidball             9
                                   Allen V. Hirsch              13
                                   Stephen Peary                 7
                                   Douglas Goodrich              7
                                   J. Michael Allgood            2


COMPENSATION COMMITTEE REPORT(1)

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for advising and recommending to the Board of Directors of the Company policies governing employee compensation and the Company's employee benefit plans, including its 1988 Management Stock Compensation Plan, and determining the compensation of the Company's executive officers, subject to review by the disinterested members of the Board of Directors. The Committee evaluates the performance of management and determines compensation polices and levels. The disinterested members of the Board of Directors review the Committee's recommendations regarding the compensation of executive officers.

         The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and motivate them to enhance long-term shareholder value. Compensation for the Company's executive officers consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives and stock option grants. These elements are designed to operate on an integrated basis and together comprise total compensation value.

         It is the Compensation Committee's belief that none of the Company's executive officers will be affected by the provisions of Section 162(m) of the Code which limits the deductibility of certain executive compensation during 1994. Therefore, the Committee has not adopted a policy as to compliance with the requirements of Section 162(m) of the Code.

Base Salary

         Base salary levels of the Company's key executives are largely determined through comparison with comparable companies in the San Francisco Bay Area. Salary information about comparable companies is reviewed by reference to public disclosures and published surveys. In addition, the Committee from time to time obtains information about comparable salary levels from outside compensation consultants.

         The companies included in the salary comparisons are generally not the same as the companies included in the index in the stock performance graph included in this Proxy Statement. The Committee believes that the Company's most direct competitors for executive talent in the San Francisco Bay Area are not necessarily the same companies to which the Company would be compared for stock performance purposes.

         In 1994, the Company engaged the services of a national compensation consultant to advise on the overall compensation of the CEO and the Company's Executive Vice President ("EVP"). Findings of the report submitted to the Board of Directors were that the base salaries and level of actual total cash compensation for both the CEO and EVP appear reasonable and do not require adjustment. The consultant did suggest, which suggestion was approved by the Committee as well as the Board of Directors, that after a threshold level is met, the EVP should have an uncapped override or commission on the production of syndication sales for which the EVP is responsible.

         For fiscal 1994, base salaries of the Company's executive officers (other than the President and Chief Executive Officer ("CEO")) were set to approximate the 75th percentile of the survey data. The base salary of the CEO was set to approximate the 50th percentile of the survey data.

Annual Cash Incentives

         The  annual  cash   incentive  is  designed  to  provide  a  short-term
(one-year) incentive to executive officers. The cash incentive is paid from a single bonus pool established by the Compensation Committee at the beginning
- - --------

1 The material in this report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1993, as amended, or the Securities Exchange Act of 1934, as amended.

of each year based on a targeted level of profitability. The Committee retains the right to increase or decrease the size of the bonus pool during the year. Payment of cash incentives is not contingent on the Company's meeting the targeted level of profitability, which level was not met during 1994.

         Incentive awards for the Company's key executives (other than the CEO) are based on the achievement of predetermined individual performance goals. Specific individual goals for each executive are established at the beginning of the year by the CEO and are tied to the functional responsibilities of each executive. Individual goals may include objective and subjective factors, such as improving the performance of assets managed by the executive, successful acquisitions or sales, management of operating expenses, development of leadership skills and personal training and education. No specific weights are assigned to the individual goals. In fiscal 1994, certain of the individual performance targets were met. The Summary Compensation Table shows, under the caption "Bonus," incentive awards for the named executive officers for 1994.

         In establishing the annual cash incentive for the CEO, the Committee considers the performance of the Company and the CEO, including his leadership and effectiveness in dealing with major corporation problems and opportunities. While overall corporate performance, including stock price performance, is taken into account, the incentive award for the CEO is primarily determined by a subjective account of his individual performance. The Summary Compensation Table shows, under the caption "Bonus," the incentive award for the CEO in 1994.

Stock Options

         Stock options are designed to provide long-term incentives and rewards tied to the price of the Company's Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's annual executive compensation program. In August 1994 the Committee recommended to the Board of Directors that options under the 1988 Management Stock Compensation Plan be granted. Therefore, upon the recommendation of the Committee, the Board of Directors approved the grant of options to 16 employees for 102,500 shares of Common Stock. The size of an individual option grant is related primarily to the officer's and employee's position and length of service to the Company. The exercise price is $3.0625 per share, the closing price of the Company's Common Stock on the effective date of grant, September 12, 1994. The options expire on March 31, 1998. The tables "Stock Option Grants In 1994" and "Fiscal Year End Option Values" identify the options granted to the named executive officers for the past three years, including the CEO.

         The national compensation consultant engaged by the Company in 1994 also opined that the level of stock option grants for the CEO and EVP positions is substantially below competitive levels, and the practice of making infrequent grants at multi-year intervals is uncommon and less effective as an incentive and retention device. It was recommended that each year the top executives of the Company be granted a competitive face value amount of options at fair market value on the date of grant. Such a practice would be consistent with competitive practice and shareholder desires to have executive compensation aligned with total shareholder value creation. The consultant found that the level of stock options granted and reserved for new grants at the Company is substantially below typical levels. Consistent with guidelines published by the Institutional Shareholder Service, Inc., a proxy advisory service that advises most of the nation's leading institutional shareholders on how to vote various matters of corporate governance at annual meetings of public companies, the consultant recommended that the Company shareholders approve additional share authorization for stock option grants to approximately 10% of total shares outstanding.

         The Committee believes, consistent with the recommendations enumerated in the recently received report from a nationally recognized compensation consultant, that options totalling approximately 10% of the Company's outstanding Common Stock is an appropriate level for option grants. The
Committee believes option grants should be made widely available to Company employees but concentrated in those senior level employees who make significant contributions to the Company's overall performance. The Committee supports the adoption of the 1995 Management Stock Compensation Plan (Proxy Item No. 2). In addition, accumulation and retention of shares of Company stock by officers is encouraged.




                        J. ALEC MERRIAM ROBERT L. PAGEL



                   The Members of the Compensation Committee










                     (This space intentionally left blank.)

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

          The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and the Russell 2000 Index, an index of small market capitalization companies. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1989, and that all dividends were reinvested. All year references are to December 31 of the applicable year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG PLM INTERNATIONAL INC., THE S&P 500 INDEX AND THE RUSSELL 2000 INDEX

PLM International, Inc.:

12/89, $100; 12/90, $65; 12/91, $44; 12/92, $27; 12/93, $31; 12/94, $43

S&P 500:

12/89, $100; 12/90, $97; 12/91, $126; 12/92, $136; 12/93, $150; 12/94, $152


Russell 2000:

12/89, $100; 12/90, $80; 12/91, $117; 12/92, 139; 12/93, $166; 12/94, $163


























          The Company is an equipment leasing company specializing in the management of equipment on operating leases domestically and internationally. Its portfolio of owned and managed equipment primarily consists of diversified transportation equipment and includes marine vessels, aircraft, trailers/tractors, railcars/locomotives, marine containers, mobile offshore drilling units and storage vaults. No issuers are leasing similar portfolios of diversified transportation equipment on operating leases. Therefore, the Company believes it cannot reasonably identify a peer group and has used an index composed of companies with similar market capitalizations.

TERMINATION OF EMPLOYEE STOCK OWNERSHIP PLAN

          The  Board of  Directors  established  the  Company's  Employee  Stock
Ownership Plan (the "Plan") on August 21, 1989. The Plan was a defined contribution plan which was established to invest primarily in qualified employer securities issued by the Company. On August 21, 1989, the Company borrowed $63,654,993 from a group of banks to finance the Plan. The Company immediately reloaned that amount to the Plan and made an initial contribution to the Plan of $345,007. The Plan then utilized $64,000,001 of the foregoing amount to purchase 4,923,077 shares of the Company's newly issued Series A Preferred Stock (the "Preferred Stock"). All of those shares were initially held in a pledge account (the "Loan Suspense Account") and were released from the Loan Suspense Account for allocation to participants as payments were made on the Plan's indebtedness to the Company. As a condition to their loans to the Company, the banks required the Company to provide security for the loans, which security, except for a short period in 1990, took the form of cash (or cash equivalents) deposited in a collateral account maintained by one of the banks. This collateral is referred to as the "restricted cash collateral." Except for the form of the collateral, the terms of the loans from the banks to the Company and from the Company to the Plan had substantially identical terms and substantially identical principal balances.

          The Plan received an initial determination letter from the Internal Revenue Service ("IRS") which states that the Plan (and the related trust) are exempt from Federal income taxation under Section 401(a) of the Code and qualify as an employee stock ownership plan under Section 4975(e)(7) of the Code. Under the terms of the Plan, all employees of the Company and its subsidiaries who were United States citizens were eligible to participate in the Plan after the satisfaction of certain age and service requirements. Under the terms of the Plan, the Company retained the right to terminate the Plan at any time.

          In October 1994, the Company's Board of Directors announced its intention to terminate the Plan. The Plan was terminated effective December 31, 1994. The assets of the Plan allocated to participants were distributed on January 18, 1995. The Board's decision was based on several factors. First, the Company anticipated that the cash collateral initially required as part of the Plan financing described above could ultimately be fully accessed for use in the Company's business. Instead, however, the banks required that all such amounts be held in a collateral account which could only be invested in certificates of deposit and similar low yielding investments. The Plan financing arrangement for that reason continuously reduced corporate earnings and growth. Second, employees were generally dissatisfied with the Plan as a vehicle for retirement planning. An employee stock ownership plan like the Plan generally provides an undiversified investment, and the annual allocation of an increased number of shares to participants was unfortunately matched by a decline in the value of the Company's outstanding Common Stock. The Company's Board of Directors determined to terminate the Plan because it was satisfying neither the Company's nor the participants' expectations and could not be expected to do so in the foreseeable future. The Company received a favorable final IRS determination letter as to the qualified status of the Plan as of the date of termination under the rules and regulations of the Code. Upon Plan termination, each share of Preferred Stock held by the Plan which had been allocated to Plan participants became 100% vested. Upon distribution each allocated share automatically converted to one share of Common Stock.

          At termination 1,650,075 common shares were distributed to (or to the individual retirement accounts of) approximately 191 Plan participants (215,153 shares of Common Stock were distributed to the named executive officers or their respective individual retirement accounts). In addition, approximately 468,519 shares were distributed in November 1994 to participants who at the time were no longer employees of the Company. All shares distributed from the Plan to participants are freely tradeable and listed on the American Stock Exchange.

          Shares of Preferred Stock held by the Plan which were not allocated to participants' accounts at the date of termination (2,804,483 shares) were surrendered to the Company. All indebtedness of the Plan to the Company was cancelled. In addition, the corresponding bank indebtedness of the Company related to the Plan was fully repaid using restricted cash collateral. At plan termination, the principal amount of this indebtedness was $43,288,241 and was fully secured by restricted cash collateral.

          Termination of the Plan and the related Plan loan eliminated payment by the Company of the annual dividend on the Preferred Stock. For the year ended December 31, 1994, the aggregate pretax amount of this dividend was $6,957,513.

1995 MANAGEMENT STOCK COMPENSATION PLAN (PROXY ITEM NO. 2)

          General. The Company is submitting for approval by stockholders at the Annual Meeting the PLM International, Inc. 1995 Management Stock Compensation Plan (the "1995 Plan"). The purpose of this plan is to obtain for the Company and its shareholders the commitment and motivation inherent in stock ownership by those individuals upon whose judgment, initiative, creativity and efforts the Company is substantially dependent for the successful operation of its business. A copy of the 1995 Plan is attached as Exhibit A. The following summary of certain provisions of the 1995 Plan does not purport to be complete and is qualified in its entirety by reference to Exhibit A.

          Types of Stock-Based Compensation Permitted by Plan. The 1995 Plan has been designed to permit the Company to use equity-based compensation in a flexible manner that will permit the Company to obtain the maximum possible benefits by providing for a variety of possible types and structures of stock and stock option awards. Thus, under the plan, the Company will be able to adjust the types of awards to changing tax and accounting rules as well as to the individual circumstances of specific groups of employees to whom the Company desires to target incentives. To these ends, the plan would authorize the Board of Directors to grant (a) incentive stock options under Section 422 of the Code ("Incentive Options"), (b) nonqualified stock options ("Nonqualified Options"), and (c) shares of the Company's Common Stock.

          Administration. The 1995 Plan would be administered by a committee of the Board of Directors consisting of two or more directors who are "disinterested persons" and who are "outside directors." The Board of Directors has designated the Compensation Committee (the "Committee") to administer the 1995 Plan. "Disinterested person" has the meaning set forth in Rule 16b-3 under the Exchange Act of 1934. "Outside director" has the meaning set forth in the rules and regulations under Section 162(m) of the Code.

          The Committee would have the authority to administer and interpret the plan. The powers of the Committee would include the authority, taking into consideration the recommendation of management, to select employees to whom shares or options would be granted, structure the types of awards that would be granted, determine whether an option would be a Nonqualified Option or an Incentive Option, determine the number of shares that would be awarded or subject to any options awarded, the time and manner in which awards of options would be exercisable, the restrictions to placed on any shares, and the time or times at which any such restrictions would lapse.

          Eligibility to Receive Awards. Management employees and other key employees (including employees who are directors) of the Company or its subsidiaries would be eligible to participate in the 1995 Plan. The Company estimates that the number of persons qualifying as management and other key employees eligible to participate in the plan would not exceed 30. Participation in the 1995 Plan does not preclude participation in any other stock or nonstock compensation plans of the Company.

          Duration of Plan/Securities Subject to Plan. The 1995 Plan would terminate on March 31, 2005 unless terminated earlier by the Board of Directors. Subject to typical antidulition provisions, 600,000 shares of the Company's Common Stock would be available under the 1995 Plan. This represents approximately 5.2% of the Company's currently outstanding Common Stock. The 1995 Plan authorization is in addition to the shares and options provided for in the 1988 Management Stock Compensation Plan (the "1988 Plan"). The 1988 Plan provides that no more than 600,000 shares in total of the Company's Common Stock could be received by the Company's management and key employees as a result of grants of stock or the exercise of options over the term of the 1988 Plan. The 1988 Plan terminates on March 21, 1998. At April 5, 1995, nonqualified options to purchase 548,300 shares of Company Common Stock had been granted and remain outstanding under the 1988 Plan. Of these, options to purchase 297,170 shares are vested.

          The closing price of the Company's Common Stock on April 5, 1995 was $3.375 per share.

          Exercise Prices and Other Terms of Option and Stock Grants. Under the 1995 Plan, the Committee would generally have the discretion to determine the exercise prices of options, except that the exercise price of any Incentive Option could not be less than 100% of the fair market value of the stock subject to it on the date of grant of the option, and, except as provided in the following paragraph, the exercise price of any Nonqualified Option also could not be less than 85% of the fair market value of the stock subject to it on the date of grant of the option. Additionally, the exercise price of any option, whether an Incentive Option or a Nonqualified Option, granted to any person owning, directly and indirectly, 10% of the Company's outstanding stock, could not be less than 110% of the fair market value of the stock subject to the option on the date of its grant.

          The Committee could also make outright grants of bonus stock under the plan. In the case of such grants, the Company would receive only nominal cash consideration for the shares equal to the minimum price, if any, required to be paid for such shares under applicable state law.

          While the 1995 Plan would thus give the Committee the authority to grant stock for no cash consideration, the terms of any such grant would generally provide that the shares would initially be subject to a right of repurchase on the part of the Company at a price equal to the price paid by the grantee. This Company repurchase right would lapse ratably for a period of several years. Thus, the employee to whom the stock was granted would be able to benefit from the grant only to the extent that the goal sought to be achieved by the award of retaining the employee's services over the vesting period was in fact attained.

          The deadline for exercising any option would generally be subject to the Committee's discretion and established at the time the option was granted, except that no option may be outstanding for more than the term of the plan. In the case of any person directly or indirectly owning 10% or more of the Company's stock, an Incentive Option could not be outstanding for more than five years.

          Options would either be immediately exercisable or in installments over a period of months or years. The Company anticipates that generally any stock received pursuant to the exercise of any option other than an option whose exercisability was itself subject to a delayed vesting schedule would be subject to delayed vesting. As in the case of grants of stock, delayed vesting of shares would generally be accomplished by issuing the shares subject to the Company's right to repurchase them upon the occurrence of a specified event (e.g., termination of employment) within a specified period of time for the same consideration paid for the shares by the optionee. Upon the expiration of this period of time without the occurrence of the specified event or without the Company's exercising its right of repurchase, the right of repurchase would "lapse" and the shares would "vest."

          The exercise price for any shares would generally be payable in cash. The exercise price may also be paid by (i) delivery to the Company already owned shares of Common Stock having a fair market value equal to the aggregate exercise price on the date of exercise, (ii) cashless exercise methods which are permitted by law, including, without limitation, methods whereby a broker sells shares of Common Stock to which the exercise relates or holds them as collateral for a margin loan, delivers the aggregate exercise price to the Company, and delivers the remaining proceeds to the optionee (and in connection therewith the Company may establish a cashless exercise program including a program where the commissions on the sale of shares of Common Stock to which the exercise relates are paid by the Company), or (iii) any combination of cash, already owned shares or such cashless exercise methods having a combined value equal to the aggregate exercise price. In the discretion of the Committee, already owned shares must have been owned by the optionee at the time of exercise for at least the period of time specified by the Committee (which generally shall not be less than six months). The exercise price might also, with the approval of the Committee, be paid with a promissory note. The terms and conditions of each promissory note would be established by the Committee in its discretion.

          In the event the Company determined, in its sole discretion, that it was or might be required to withhold federal, state, local or foreign income or excise taxes as a result of the exercise of an option or the granting of any stock under the plan, the optionee or grantee would be required, as a condition to such exercise or grant, to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements. Such arrangements could include the grantee's or optionee's payment of cash to the Company, his or her authorization for the withholding of shares that would otherwise be transferred to the grantee or optionee pursuant to the award or exercise of the option, withholding from other amounts contemporaneously owed to the grantee or optionee by the Company, or any combination of these.

          Stockholder Rights of Optionee/Assignability of Options and Nonvested Shares. No optionee under the 1995 Plan will have any rights of a stockholder until the option is exercised and the corresponding shares have been issued by the Company. Options would not be assignable or transferable other than by will or the laws of inheritance, and during an optionee's lifetime the option could be exercised only by the optionee. The Committee, however, will have the discretion to permit lifetime or death transfers to the extent permitted by Rule 16b-3 as in effect from time to time. The Securities and Exchange Commission has proposed to amend Rule 16b-3 to permit options to become transferable. It is anticipated that nonvested shares granted under the plan and shares issued pursuant to the exercise of any options granted under the plan, would, under the individual agreements under which they were granted, or under the individual agreements granting the options covering them, also generally be nontransferable until vested.

          Recapitalization, Mergers, Etc. Upon the occurrence of certain corporate events described in the 1995 Plan (dissolution or liquidation of the Company, or a partial liquidation involving at least 50% of the Company's assets, a corporate reorganization in which the Company would not be the surviving company, a merger or reorganization under which more than 50% of the Company's outstanding stock was converted into cash or other securities, a sale of more than 50% of the Company's assets, or a similar event, including a change in corporate control as determined by the Committee in its discretion specifically for the purposes of the plan), the Committee would have discretion under the plan to take any or all of the following actions: (i) accelerate the exercisability of any options or the vesting of any shares of stock granted or sold under the plan or issued pursuant to the exercise of options granted under the plan; (ii) arrange to have any surviving corporation grant replacement options or stock to optionees or grantees; or (iii) cancel options or repurchase nonvested shares at a price determined by the Committee in its discretion to be the fair market value of the cancelled option or repurchased stock.

          If the outstanding shares of the Company's Common Stock were increased or decreased in number, or changed into, or exchanged for, a different number of securities of the Company or any other corporation by reason of a recapitalization, reclassification, stock split, reverse stock split, combination of shares, stock dividend, or other event, the Committee would adjust the number and kind of securities as to which outstanding options might be exercised, and/or their exercise price, as might be appropriate. The Committee would also increase or decrease the 600,000-share limit otherwise placed upon the plan to the extent necessary to prevent what would in substance be a reduction or enlargement of the 600,000-share limit.

          Restrictions on Transfer/Termination of Employment. Options granted under the 1995 Plan would be nontransferable except in the case of the death of the original optionee, in which case they would be transferable to (and exercisable within a limited period of time no greater than one year by) the original optionee's personal representative, legatee, or heir. It is also anticipated that nonvested shares granted pursuant to the plan and nonvested shares issued upon exercise of any options granted under the plan would generally not be transferable until they were vested.

          In the case of the termination of employment of any optionee other than on account of his or her death, options held by the optionee that were exercisable immediately before termination of employment would continue to be exercisable for three months in the case of Incentive Options and six months in the case of Nonqualified Options, except that, in the case of both Incentive Options and Nonqualified Options, the period during which options would remain exercisable would be one year if the optionee's termination of employment was due to permanent and total disability.

          Cancellation and New Grant of Options. The Committee would have the authority to cancel, at any time, and from time to time, any or all options outstanding under the 1995 Plan and grant in substitution therefor new options at the then current market price covering the same or a different number of shares of Common Stock.

          Amendment and Termination of the Plan. The Board could amend or modify the 1995 Plan in any or all respects whatsoever at any time, except that the Board could not increase the 600,000-share limit (other than in connection with certain changes in the Company's capital structure as explained above), modify the class of employees eligible to participate in the plan, lower the minimum exercise price specified in the plan for any option, or change the formula for granting options with an exercise price equal to $1.00, without the approval of the Company's shareholders, and could not, without the consent of the grantee or optionee, amend the plan, or any agreement covering an award of stock or options under the plan in any way that would have a material adverse effect on any grantee or optionee with respect to an outstanding award.

          The Board of Directors could terminate the plan at any time. Such termination would have no effect on any shares previously granted or sold under the plan, or on any outstanding options or agreements placing restrictions on any shares granted or sold under the plan.

          Federal Tax Consequences. The following discussion is based on federal income tax laws and regulations as in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the 1995 Plan. No information is provided herein with respect to estate, inheritance, or state or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an award or the disposition of any of the acquired shares under those laws. The federal income tax treatment of awards will depend on the specific nature of any such award. An award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted or unrestricted shares, an award which is payable in cash, or otherwise.

                  Grants and Sales of Stock. Shares granted or sold to an employee under the plan would generally be taxable to the employee as ordinary income when the shares were vested, with the taxable amount being measured as the excess of the fair market value of the shares on the date they become vested over the price, if any, paid by the employee. Alternatively, the employee could elect under Section 83(b) of the Code to recognize as ordinary income in the year the shares were first received, even though not yet vested, the excess of the fair market value of the shares when first received over the amount, if any, paid for them by the employee. If the Section 83(b) election were made, the employee would not recognize any additional taxable income when the shares vested.

                  Regardless of whether a Section 83(b) election were made or not, the employee would be subject to additional tax when the shares would eventually be disposed of if the amount received for the shares exceeded the sum of the amount paid for them plus the amount, if any, recognized as income at the time of vesting or pursuant to the Section 83(b) election. This additional income would be capital gain, and would be long-term if the shares were held for more than 12 months.

                  The Company would be entitled to an income tax deduction equal to only the amount of ordinary income recognized by the employee at the time of vesting or pursuant to Section 83(b) elections in the year in which such ordinary income was recognized by the employee.

                  Options. Options granted under the 1995 Plan could be either Incentive Options satisfying the requirement of Section 422 of the Code or Nonqualified Options not intended to satisfy such requirements. The federal income tax treatments of the two types of options differ as follows:

                  Incentive Options. No taxable income is recognized by the optionee at the time of the option grant and no taxable income is recognized at the time an option is exercised, unless, for the year of exercise, the optionee is subject to the alternative minimum tax.

                  For federal tax purposes, dispositions of the shares acquired upon exercise of an Incentive Option are divided into two categories: qualifying and disqualifying. The optionee makes a qualifying disposition of purchased shares if the sale or other disposition of such shares is made more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the shares, then a disqualifying disposition results.

                  Upon a qualifying disposition of the shares, the optionee recognizes long-term capital gain in an amount equal to the excess of
          (i) the amount realized upon the sale or disposition over (ii) the option price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of the shares at the date of exercise over (ii) the option price paid for them is taxable as ordinary income. Any additional gain recognized upon the disposition is capital gain and such gain will be long-term if the shares have been held for more than twelve months following exercise of the option.

                  If the optionee makes a qualifying disposition of the purchased shares, then the Company would not be entitled to an income tax deduction in connection with the grant or exercise of the option, or the disposition of the shares received by the optionee upon exercise of the option. If the optionee made a disqualifying disposition of the purchased shares, then the Company would be entitled to an income tax deduction for the taxable year in which such disposition occurred, equal (in general) to the amount by which the fair market value of such shares on the date the option was exercised exceeded the option price.

          The aggregate fair market value (as of the date or dates of grant) of the shares of stock for which options granted to any one individual under the 1995 Plan and all other plans of the Company could first become exercisable as Incentive Options in any one calendar year could not exceed $100,000.

                  Nonqualified Options. No taxable income would be recognized by an optionee upon the grant of a Nonqualified Option. The Optionee would (in general) recognize ordinary income in the year in which the option was exercised equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price, and the optionee would be required to satisfy the tax withholding requirements applicable to such income.

                  Special provisions of the Code apply to the acquisition of Common Stock under a Nonqualified Option if the purchased shares are nonvested. These special provisions may be summarized as follows:

                  (i) If the shares acquired upon exercise of the Nonqualified Option are subject to repurchase by the Company at the original option price in the event the optionee's service terminates before he or she vests in the shares, or if such shares are subject to any other substantial risk of forfeiture, the optionee does not recognize any taxable income at the time of exercise but must report as ordinary income, when the Company's repurchase right or the risk of forfeiture lapses, an amount equal to the difference between (a) the fair market value of the shares on the date the Company's repurchase right or the risk of forfeiture lapses and (b) the purchase price paid for the shares.

                  (ii) The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the Nonqualified Option an amount equal to the difference between (a) the fair market value of the purchased shares on the date of exercise (determined as if the shares were not subject to the Company's repurchase right or any substantial risk of forfeiture) and (b) the purchase price paid for the shares. If the
          Section 83(b) election is made, the optionee does not recognize any additional income when the repurchase right or substantial risk of forfeiture lapses.

                  Regardless of whether a Section 83(b) election is made, the employee may be subject to additional tax when the shares received upon exercise of the Nonqualified Option are eventually disposed of if the amount received for the shares exceeds the sum of the amount paid for them plus the amount, if any, recognized as income at the time of vesting pursuant to the Section 83(b) election. This additional income would generally be capital gain, and could be long-term if the shares have been held for more than twelve months.

                  The Company would be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of a Nonqualified Option. The deduction would (in general) be allowed for the taxable year of the Company in which the optionee recognized ordinary income in connection with the exercise of the option. However, if the purchased shares were subject to the Company's repurchase rights or other substantial risk of forfeiture, then the deduction would be allowed for the taxable year of the Company in which occurred the last day of the calendar year in which the optionee recognized ordinary income in connection with such purchase.

                  Excess Parachute Payments. Where the terms of the agreements pursuant to which specific awards made under the 1995 Plan provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company, certain amounts with respect to such awards may constitute "excess parachute payments" under the golden parachute provisions of the Code. Pursuant to such provisions, an employee would be subject to a 20% excise tax on any excess parachute payment and the Company would be denied any deduction with respect to such excess parachute payment.

                  Section 162(m) Compensation Deduction Limitation. Stock options and performance-based stock granted under the 1995 Plan are intended to be "performance-based compensation" and therefore not subject to the deduction limitation of Section 162(m) of the Code.

          Accounting Treatment. Under present accounting rules, the grant of options under the 1995 Plan would result in a charge to the Company's earnings only if and to the extent that any option, when granted, had an exercise price that was, at the date of grant, below the fair market value of the stock subject to the option. This would occur only in connection with options granted with an exercise price of $1.00 per share under the formula contained in the plan, described above, for paying bonus amounts in the form of discounted options. However, the number of options outstanding would generally be a factor in determining earnings per share on a fully-diluted basis.

          Any grants of stock under the plan would generally result in a charge to the Company's earnings equal to the fair market value of the shares granted. Any stock granted under the plan and any stock issued pursuant to the exercise of any option granted under the plan, would, of course, result in some dilution of shareholders' equity and earnings per share. However, the bounds of such dilution would be set by the 600,000-share limit (representing 5.2% of the Company's currently outstanding shares) over the plan's 10-year life.

          Existing accounting rules for stock compensation are currently being reviewed by the Financial Accounting Standards Board and may be the subject of significant changes in the future.

          As of the date of this Proxy Statement no shares or options to purchase shares have been granted to the named executive officers or any other key employees of the Company under the 1995 Plan.

The Board of Directors recommend a vote IN FAVOR of the 1995 Plan (Proxy Item No. 2).


STOCKHOLDER PROPOSAL (PROXY ITEM No. 3)

          One stockholder has requested that the following proposal (the "Stockholder Proposal") be submitted to all stockholders at the Annual Meeting:

                  In recognition of our diminishing natural resources, the PLM International, Inc. Company, and its employees, will embrace as a corporate policy the concept of preserving natural resources to the extent feasible and take no actions, unless absolutely necessary for corporate survival, that greatly harm our natural resources and the creatures that exist therein. This policy must be addressed with respect to all new programs and projects authorized by the Board of Directors and Management.

          In support of the Stockholder Proposal, the proponent has submitted the following statement:

                  The above policy is a reasonable approach to a very serious problem facing mankind worldwide. It makes a statement and creates an awareness within the company that the preservation of our natural resources (fauna and flora) is essential to the survival of the planet as we know it.

                  The policy recognizes the fact that we can no longer plunder the rich resources of our planet, e.g., the vast old growth forests are about gone, the salmon are disappearing, the wolves and grizzly bears are about to leave the lower 48 states, the amphibian population (worldwide) is about 40% of what is was a few years ago. The list goes on and on.

                  We all need to be aware that the pioneering days are gone and the period of conservation is now upon us. If we all do our part, even in small ways, we can turn things around so that future generations can see and enjoy those natural wonders that are fast disappearing.

          The name, address and number of shares of Common Stock held by the proponent will be furnished by the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request therefore to the Secretary, PLM International, Inc., One Market, Steuart Street Tower, Suite 900, San Francisco, California 94105, telephone number (415) 974-1399.

The Board of Directors Recommends a Vote AGAINST the Stockholder Proposal (Proxy Item No. 3).

          The Board of Directors is sensitive to environmental issues as they relate to the Company's business, including the matter of diminishing natural resources. The Company's objective is to employ its assets in the most efficient manner possible so as to maximize revenues while preserving residual values. This results in a collateral, positive impact on the environment as efficient operating assets are less likely to waste resources or cause a pollution event. The Board of Directors recognizes the importance of the matters noted by the proponent in the Stockholder Proposal as well as the supporting statement. However, as drafted, the Stockholder Proposal is ambiguous and could require the Company to incur costs of an indeterminate nature which may be excessive in relation to any benefit to the environment. The Board of Directors believes that the Company is in material compliance with all environmental laws. The Board of Directors believes environmental and other social issues should be addressed in the context in which they arise, and that the Company should address these issues in a sensible and flexible manner as they may arise in the course of its business operations. Therefore, the Board of Directors recommends a vote against the Stockholder Proposal.

INDEPENDENT AUDITORS

          Representatives of KPMG Peat Marwick, the Company's independent auditors, are expected to be present at the Annual Meeting. They will be afforded an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

          Proposals from stockholders for the 1996 Annual Meeting must be received by the Company no later than January 8, 1996, to be included in the Company's Proxy Statement and form of proxy relating to the 1996 Annual Meeting. Such proposals should be directed to the attention of the Secretary, PLM International, Inc., One Market, Steuart Street Tower, Suite 900, San Francisco, California 94105.

OTHER BUSINESS

          The Board of Directors of the Company does not intend to present any other items of business at the Annual Meeting. The Board of Directors knows of no other items that are likely to be brought before the meeting except those set forth in the foregoing Notice of Annual Meeting of Stockholders.

                       By Order of the Board of Directors



                       STEPHEN PEARY
                       Senior Vice President, Secretary and General Counsel San Francisco, California
April 5, 1995


          PLM International will provide without charge to each person furnished a copy of this Proxy Statement, a copy of its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, upon receipt of a written request therefor sent to the Secretary of PLM International, Inc., One Market, Steuart Street Tower, Suite 900, San Francisco, California 94105.

                                   EXHIBIT A

                            PLM INTERNATIONAL, INC.

                       1995 MANAGEMENT STOCK OPTION PLAN

         1.       Purpose

         The purpose of this 1995 Management Stock Compensation Plan (the "Plan") is to attract, retain, and motivate certain management and key employees of PLM International, Inc. (the "Company"), or of any parent or subsidiary of the Company, by giving such employees stock, or an opportunity to acquire stock, in the Company. The Company may grant options under this Plan that may be either
(a) nonqualified options ("NQSOs") or (b) incentive stock options ("ISOs") under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, the Company may make grants of stock under this Plan.

         2.       Shareholder and Board Approval: Effective Date: Term of Plan

         This Plan was adopted by the Company's board of directors (the "Board") on April 5, 1995, subject to approval by the holders of a majority of the outstanding voting stock of the Company at the May 18, 1995 meeting of shareholders. Options granted under the Plan prior to its approval by the Company's shareholders shall be granted subject to such approval and shall not be exercisable prior to such approval. The Plan shall terminate on March 31, 2005 unless terminated earlier by the Board. The Board may amend the Plan without shareholder approval to the extent provided in Paragraph 17(a) and may terminate the Plan at any time without shareholder approval. No options or shares of stock shall be granted after termination of the Plan, but termination shall not affect rights and obligations under then-outstanding options or share grants.

         3.       Shares Subject to Plan

         Subject to the other provisions of this Plan, the total number of shares that may be granted under this Plan, or with respect to which options may be granted under this Plan, shall not exceed in the aggregate 600,000 shares of the Company's common stock, $.01 par value ("Common Shares"); provided, however, that such number and kind of shares shall be appropriately adjusted in accordance with Paragraph 12(b). Shares delivered to a grantee or optionee by the Company as the result of an award of shares or upon exercise of options may be previously unissued shares or repurchased shares, including shares repurchased under the terms of this Plan, or under the terms of any agreement awarding shares or granting options under this Plan. Shares covered by the options granted under this Plan that expire or terminate shall again become available for the grant of options. All shares issued under this Plan or upon the exercise of any option granted under this Plan, whatever their source, shall be counted against the 600,000-share limitation.

         4.       Administration

                  (a) Board to Administer. Grants of stock or/and options under this Plan shall be made, and the Plan shall be administered, by a committee (the "Committee") of the Board consisting of two or more directors who are Disinterested Persons and who are Outside Directors.
                  (b) Voting. A majority of the Committee shall constitute a quorum for the purposes of this Plan. Provided a quorum is present, the Committee may take action by consent of a majority of its members present at a meeting. Meetings may be held telephonically as long as all parties are able to hear one another, and a member of the Committee shall be "present" for purposes of the preceding sentence if he or she is in simultaneous communication by telephone with the other members, provided, again, that all parties are able to hear one another.
                  (c) Tasks of Administering Plan. Without limiting the generality of the foregoing, and unless otherwise determined by the Board, the Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan, to (i) determine the management and key employees of the Company to whom, and the times or times at which, stock or options shall be granted, the number of shares to be granted or the number of shares to be subject to any option, and the consideration, if any, to flow to the Company for each share of stock or each option, or upon exercise of an option; (ii) determine the terms and provisions of each stock awaRd or option granted under the Plan (which terms and provisions may differ from those of other stock awards or options granted under the Plan) and, but only with the consent of the holder thereof where such consent is required under Paragraph 17(b), modify or amend the terms of any stock grant or option, or cancel any option; (iii) authorize any person to execute on behalf of the Company an agreement imposing restrictions on shares granted under the Plan, or to execute an option agreement with respect to an option previously granted by the Board;
(iv) interpret the Plan; (v) accelerate the permissible exercise date of any option or the lapse of any restrictions with respect to any shares granted under the Plan or acquired as a result of the exercise of any option granted under the Plan; and (vi) make all other determinations deemed necessary or advisable for the administration of the Plan.
                  (d) Reports. Unless otherwise decided by the Board, the Committee shall cause written summaries of stock and stock option grants under this Plan to be maintained, including descriptions of all restrictions thereon, as follows: (i) from time to time, all recent stock and stock option grants under the Plan that have not previously been included in such a summary shall be summarized; (ii) annually within 60 days after the end of the calendar year all stock and stock option grants made during such preceding calendar year shall be summarized; (iii) annually within 60 days of the end of the calendar year, and at other times within the Committee's discretion, all outstanding unexercised options, and all stock with respect to which restrictions have not yet lapsed, shall be summarized; and (iv) at any additional time, within the Committee's discretion, all stock and stock option grants ever made under the Plan shall be reported.
                  (e) Delegation. The Committee may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper. The Committee may also make whatever rules and regulations it deems useful to administer the Plan. Any decision or action of the Committee in connection with the Plan or any stock or options granted, or shares purchased, under the Plan, shall be final and binding.

         5.       Eligibility.

                  (a) Only employees may receive grants. Shares of stock, NQSO's, ISO's may be granted under this Plan only to persons who are management and other key employees of the Company or any parent or subsidiary of the Company.
                  (b) Selection of Grantees and Optionees. In selecting the individuals to whom stock is, or options are, to be granted, and in determining the number of shares comprising the award or subject to the option, the Committee shall take into consideration such factors as it deems relevant in accomplishing the Plan's purposes. An individual who has been granted stock or options may later, if he or she is otherwise eligible, be granted additional stock or options.

         6.       Grant of Stock or Options or Limitations

                  (a) General Rules. Subject to the rules and restrictions contained elsewhere in this Plan, the Company may grant stock or stock options under this Plan at any time, and from time to time, until the Plan terminates. The Committee shall specify the date of grant or, if it fails to, the date of grant shall be the date of the action taken by the Committee to grant the stock or option; provided, however, that in the case of any option that is approved in anticipation of employment, the date of grant with respect to an ISO shall be the date the intended optionee first becomes an employee. Notice of the determination shall be given to each person to whom stock or an option is granted. Within a reasonable time after the date of grant of any option or of any shares whose grant is subject to restrictions, the optionee and the Company shall enter into a written agreement (the "Option Agreement" or the "Restricted Shares Agreement", as the case may be) that shall specify the date of grant, the number of shares covered by the grant or option, the option price, in the case of an option, and the other terms and conditions of the stock or option grant, and any restrictions on the shares granted or to be received on exercise of the option.
                  (b) Special ISO limit. The maximum aggregate fair market value (determined by the Committee at the time the option is granted, and without regard to any restriction other than a restriction that, by its terms, will never lapse) of shares with respect to which ISOs granted under this Plan or under any other plan of the Company or any parent or subsidiary of the Company to any employee may first be exercised in any calendar year shall not exceed $100,000.
                  (c) Identification of option as ISO or NQSO. The status of any option granted under this Plan as either an ISO or an NQSO shall be determined by the Committee at the time the Committee acts to grant the option, and shall be clearly reflected in the Option Agreement.
                  (d) Special limitation on amounts paid for non-option stock. In the case of any share grant to any management or other key employee under this Plan, the Company shall receive no consideration for such grant in excess of any minimum price required to be paid for such shares under the General Corporation Law of the State of Delaware, the California Corporate Securities
Rules, or any other state corporation or securities law, if applicable, including, but not by way of limitation, a requirement that shares not be sold for less than their par value.

         7.       Terms and Conditions of Options

                  Options granted under this Plan shall be subject to the following terms and conditions, and to any other terms and conditions, not inconsistent with this Plan, that the Committee imposes when the option is granted;

                  (a) Time of Exercise. Options shall be exercisable at such times and in accordance with such schedule as may be specified in the Option Agreement.

                  (b) Price. The price to be paid by the optionholder for shares issued pursuant to the exercise of any option granted under this Plan shall be determined by the Committee, provided, however, that such price shall not be less than any minimum price provided by the General Corporation Law of the State of Delaware, the California Corporate Securities Rules, or any other state corporation or securities law, if applicable, including, but not by way of limitation, a requirement that shares not be sold for less than their par value, if any, and provided that, except as provided in Paragraph 7(c) below, such price shall not be less than, in the case of NQSO 85%, and in the case of any ISO 100%, of the fair market value of the shares covered by the option at the time the option was granted, determined without regard to any restriction on such shares other than a restriction that, by its terms, will never lapse.

                  (c) Special pricing rule for 10% Owners. In the case of any option, whether an ISO or an NQSO, granted to any individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "10% Owner"), the purchase price to be paid for share issued pursuant to the exercise of the option shall not be less than 110% of the fair market value of the shares at the time when the option was granted, determined in the same manner as the option price under Paragraph 7(b). For purposes of determining whether a person is a 10% Owner, and for other purposes of this Plan as well, stock of the Company owned indirectly by a person shall be treated as owned by him or her. Stock shall be considered as owned indirectly by a person if it is owned, directly or indirectly, by or for his or her brothers or sisters (whether by whole or half blood), spouse, ancestors, or lineal descendants; also, a proportionate share of stock of the Company owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries.

                  (d) Option Term. The term of any option granted under the Plan shall commence and expire on the date specified in the option; provided, however, that in the case of any ISO the date specified for expiration of an option shall not be later than the date that is 10 years after the date the option is granted, or, in the case of a 10% Owner, 5 years after such date. Options may be terminated earlier than their original expiration date, as herein provided, and the Committee may extend the term of any option, again as herein provided, except that in no event may an ISO's term be extended beyond that date that is 10 years after the date it was granted, or in the case of 10% Owner, 5 years after the date of grant.

                  (e) Method of Exercise. Pursuant to the terms of any Option Agreement, options may be exercised, in whole or in part, from time to time, by written notice from the optionee to the Company stating the number of shares being purchased and accompanied by payment in full of the exercise price for the shares. Unless the Option Agreement provides otherwise, in the discretion of the Committee exercised at the time the option is exercised, payment may be made in cash, by check, by delivery to the Company of shares of Common Shares owned by the optionee (duly endorsed in favor of the Company or accompanied by a duly endorsed stock power), by the optionee's interest-bearing full recourse promissory note (subject to any applicable restrictions, limitations, or conditions imposed by General Corporation Law of the State of Delaware, the California Corporations Code, or any other state law, if applicable) by cashless exercise methods permitted by law, including, without limitation, methods whereby a broker sells shares of Common Stock to which an exercise relates or holds such shares as collateral for a margin loan, delivers the aggregate exercise price to the Company, and delivers the remaining proceeds to the Optionee (and in conjunction therewith the Company may establish a cashless exercise program including a program where the commissions on the sale of shares of Common Stock to which the exercise relates are paid by the Company), or by a combination of the above having a combined value equal to the aggregate exercise of the option, determined in the same manner as the option price under Paragraph 7(b). Irrespective of the form of payment, exercise shall be conditioned upon payment by the optionee to the Company of amounts sufficient to enable the Company to pay all federal, state and local withholding taxes applicable, in the Company's judgment, to the exercise. Such payment to the Company by the Optionee may be affected through (i) the Company's withholding from the number of shares that would otherwise be delivered to the Optionee by the Company on exercise of the option a number of shares equal in value to the aggregate withholding taxes,
(ii) payment by the Optionee to the Company of the aggregate withholding taxes in cash, (iii) withholding by the Company from other amounts contemporaneously owed by the Company to the Optionee; or (iv) any combination of the three preceding methods.

                  (f) Nontransferability of Options. An option granted under this Plan shall not be transferable other than by will or by the laws of descent and distribution, and an option may be exercised, during the lifetime of the holder of the option, only by such holder. More particularly, but without limiting the generality of the foregoing, an option may not be assigned, transferred (except as provided in the preceding sentence), pledged or hypothecated in any way (whether by operation of law or otherwise), and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of any option contrary to the provisions of this Plan, and any levy of any attachment or similar process upon an option, will be null and void, and otherwise without effect, and the Committee may, in its sole discretion, upon the happening of any such event, terminate such option forthwith.

                  (g) Optionee Not a Shareholder Until Exercise. The holder of an option shall not have any of the rights of a shareholder with respect to the shares covered by his or her option until the option shall have been exercised and such shares shall have been issued to him or her (as evidenced by an appropriate entry on the books of a duly authorized transfer agent of the Company) pursuant to the exercise of the option.

                  (h) Exercise After Termination of Employment. If an optionee ceases to be employed by the Company, or a parent or subsidiary of the Company, for any reason other than death, options held by the optionee at the date of termination of employment may, but only if they were exercisable immediately before the termination of employment, be exercised, in whole or in part, within, in the case of an ISO, three months (12 months if the termination of employment results from the optionee's permanent and total disability) and, in the case of an NQSO, six months (12 months if the termination of employment results from the Optionee's permanent and total disability) after the date of such termination of employment, or within such lesser period as is specified in the Option Agreement; provided, however, that in no case may an option be exercised after its Expiration Date, if that occurs first. An optionee shall be considered permanently and totally disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or that has lasted or can be expected to last for a continuous period of not less than 12 months, but in either case only as evidenced by the optionee's receipt of disability benefits under Social Security.

                  (i) Exercise upon death. If an optionee dies while employed by the Company or a parent subsidiary of the Company, or within the period that the option remains exercisable after termination of employment, those options held by the optionee at the date of his or her death that, at such date, were immediately exercisable by him or her, may be exercised in whole or in part by the optionee's personal representative or by the person to whom the option is transferred by will or the laws of descent and distribution, at any time prior to the earliest of their Expiration Date or within one year after the death of the optionee, or within any lesser period specified in the Option Agreement.

                  (j) Sick leaves and leaves of absence. An optionee's employment shall not be deemed to terminated by reason of sick leave, military leave, or other leave of absence approved by the company, if the period of any such leave does not exceed a period approved by the Company, or, if longer, if the optionee's right to reemployment by the Company (or any parent or subsidiary) is guaranteed either contractually or by statute. Individual Option Agreements may contain such other (additional or different) provisions with respect to leaves of absence as the Committee may approve, either at the time of grant or later.

                  (k) Discretionary Transfers. Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, permit lifetime or death transfers to the extent permitted by rule 16b-3 as in effect from time to time as determined by the Securities and Exchange Commission.

                  8.       Compliance with Securities Laws

                  The Company shall not be obligated to offer or sell any shares upon exercise of an option unless the shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the shares are otherwise in compliance with all applicable securities laws, including, without limitation, the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and the General Rules and Regulations promulgated thereunder. The grant of any shares under this Plan, or the offer or sale of any shares upon exercise of an option, shall further be subject to approval by the Company's counsel with respect to such compliance. The Company shall have no obligation to register under the federal securities laws any shares granted under this Plan, or to take any other steps necessary to enable shares to be offered and sold under federal or other securities laws. Prior to the transfer by the Company of any shares to a grantee, or upon the exercise of all or any portion of an option, a grantee or optionee may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the option shares, or subsequent transfers of any interest in the shares, to comply with applicable securities laws. Stock certificates evidencing shares acquired under this Plan or upon exercise of options granted under this Plan shall bear any legend required by, or useful for compliance with, applicable securities laws, this Plan, or any Restricted Shares Agreement evidencing any grant of shares or any Option Agreement evidencing any option.

                  9.       Restrictions on Shares

                  (a) Repurchase rights. At the time it grants stock or options under this Plan, the Company may retain, for itself or others, such rights to repurchase, rights of first refusal, and other transfer restrictions applicable to shares acquired under the option, or may impose such other restrictions as the Committee, in is complete discretion, may determine. The terms and conditions of any such rights or other restrictions shall be set forth in the Option Agreement covering the option or the Restricted Shares Agreement covering the shares.

                  (b) Financial covenants. The Company may be precluded from paying dividends on shares granted under this Plan, or issued with respect to the exercise of any option granted under this Plan, by the terms of financial covenants with any person that has purchased preferred equity or debt securities of, or loaned money to, the Company or any parent or subsidiary of the Company.

                  (c) Escrow agreement. In order to enforce restrictions imposed upon shares hereunder, the Committee may require any participant to enter into an escrow agreement providing that the certificates representing shares issued pursuant to this Plan shall remain in the physical custody of an escrow holder until any or all of the restrictions imposed pursuant to the Plan have been terminated.

                  (d) Legending share certificates. In order to enforce the restrictions imposed upon shares hereunder, the Committee may cause a legend or legends to be placed on any certificates representing shares issued pursuant to this Plan or upon the exercise of any option granted under this Plan, which legend or legends shall make appropriate reference to the restrictions imposed hereunder, including, but not limited to (i) the Company's repurchase rights, if any, under Paragraph 9(a) and (ii) a restriction against sale of the shares for any period of time as may be required by an appropriate law or regulation. If any restriction with respect to which a legend was placed on any certificate ceases to apply to shares represented by such certificate, the owner of the shares represented by such certificate may require the Company to cause the issuance of a new certificate not bearing the legend.

                  (e) Additional restrictions. Additionally, and not by way of limitation, the Committee may impose such restrictions on any shares sold pursuant to this Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which the shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

                  (f) Withholding on grants. In the case of any grant of shares, or the lapse of any restrictions placed on any shares, any federal or state tax withholding required under applicable tax laws shall be accomplished by the Company through any of the methods, or combination of methods, described in the last sentence of paragraph 7(e), but, generally, applying such method or combination of methods at or around the date of grant of shares not subject to any restrictions, and in the case of any shares subject to restrictions, at or around the date of lapse of any restrictions, or if applicable, the date of any election by the grantee under Section 83(b) of the Code.

                  10.      Use of Proceeds

                  Proceeds realized from the sale of shares of pursuant to the exercise of options granted under this Plan shall constitute general funds of the Company.

                  11.      Acquisitions and Other Transactions

                  In connection with the dissolution or liquidation of the Company or a partial liquidation involving 50% or more of the assets of the company, a reorganization of the Company in which another entity is the survivor, a merger or reorganization of the Company under which more than 50% of the shares of the company outstanding prior to the merger or reorganization are converted into cash or into another security, a sale of more than 50% of the Company's assets, or a similar event (including a change in corporate control, as determined by the Committee for the purposes of this Plan) that the Committee determines, in its absolute discretion, would materially alter the structure of the Company or its ownership, the Committee, upon 10 days' prior written notice to optionees, may in its absolute discretion do any one or more of the following: (i) shorten the period during which options are exercisable (provided they remain exercisable, to the extent otherwise exercisable, for at least 10 days after the date the notice is given); (ii) accelerate any vesting schedule to which an option is subject, or any repurchase rights lapse schedule to which shares acquired as the result of a grant of shares or the exercise of an option are subject; (iii) arrange to have the surviving corporation grant replacement restricted stock or replacement options with adjustments in the number and kind of securities and option prices; and (iv) cancel options or repurchase restricted stock upon payment to the optionee in cash, with respect to each restricted share or each option to the extent then exercisable, of an amount that, in the absolute discretion of the Committee, is determined to be equivalent to the fair market value (at the effective time of the dissolution, liquidation, merger, reorganization, sale or other event) of the restricted stock or option. In the case of a change in corporate control, the Committee may, in considering the advisability, or the terms and conditions, of any acceleration of the exercisability of any option or the vesting of any shares, take into account the penalties that may result directly or indirectly from such acceleration to either the Company or the Optionee, or both, under Sections 280G and 4980 of the Code, and may decide to limit such acceleration to the extent necessary to avoid or mitigate such penalties or their effects.

         12.      Changes in Capital Structure

                  (a) No impediment to corporate transactions. The existence of outstanding shares subject to restrictions, or options, granted under this Plan, shall not affect the Company's right to effect adjustments, recapitalizations, reorganizations, or other changes in its or any other corporations' capital structure or business, or merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Shares, the dissolution or liquidation of the Company's or any other corporation's assets or business, or any other corporate act, whether similar to the events described above or otherwise.

                  (b) Adjustments. Subject to Paragraph 11, which shall, when applicable, take precedence over this Paragraph 12(b), if the outstanding shares of Common Shares are increased or decreased in number, or changed into, or exchanged for, a different number or kind of securities of the Company or any other corporation by reason of a recapitalization, reclassification, stock split, combination of shares, stock dividend or other event, or if any other dilutive event occurs, the number and kind of securities that may be granted under this Plan or with respect to which options may be granted under this Plan, the number and kind of securities as to which outstanding options may be exercised, and the option price at which outstanding options may be exercised, will be adjusted accordingly by the Committee.

         13.      Disqualifying Dispositions of ISOs

         If stock acquired upon exercise of any ISO is disposed of in a disposition that, under Section 422 of the Code, disqualifies the optionee from the application of Section 421(a) of the Code with respect to the option, the holder of the stock immediately before the disposition shall notify the Company in writing of the date and terms of the disposition and shall comply with any other requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled.

         14.      Definitions.

                  (a) Disinterested Person. "Disinterested person" has the meaning set forth in Rule 16b-3 under the Securities Exchange Act of 1934.

                  (b) Employee. For the purposes of this Plan, an individual shall be considered to be an "employee" for such period of time as the Company is required to withhold federal income tax from the compensation paid by the Company to such individual because the individual constitutes an "employee" under Section 3401(c) of the Code.
                  (c) Parent and Subsidiary. For the purposes of this Plan, a corporation shall be a parent of the Company only if (i) it is an unbroken chain of corporations ending with the Company, and (ii) at the time of granting the option each of the corporations in the chain other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation shall be a subsidiary only if (i) it is an unbroken chain of corporations beginning with the Company, and (ii) at the time of the granting of the option each of the corporations in the chain other than the last corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  (d) Outside Director. "Outside director" has the meaning set forth in the rules and regulations under Section 162(m) of the Code.

         15.      No Representations.

         Neither the Company nor the Committee shall make any representations to any optionee or grantee concerning the specific legal or tax effects surrounding the grant or exercise of stock or options to such grantee or optionee under the Plan, it being a condition of each grantee's right to accept any grant, or each optionee's right to exercise any option, that said grantee or optionee shall be subject to all applicable federal and state laws and regulations.

         16.      Limitation on Right of Action.

         Any and all rights of action by the Company or any shareholder or shareholders of the Company against any past, present, or future members of the Committee or the Board, or against any past or present employee, arising out of or in connection with the Plan or any act or omissions related thereto, shall be limited to acts or omissions only that are the result of gross negligence or willful misconduct. Any such right of action shall terminate and forever be barred unless action is brought within one year of the time of the occurrence of the act or omission upon which liability is claimed.

         17.      Amendments.

                  (a) General; shareholder approval. The Board may amend this Plan at any time. Shareholder approval shall generally not be required for any amendment. However, the approval of shareholders then sufficient to approve this Plan in the first instance shall be required to (i) increase the maximum number of shares beyond the number set forth in Paragraph 3, (ii) change the designation of class of persons eligible to receive stock or options as set forth in Paragraph 5, (iii) change the limit on the price to be paid by any grantee of any shares as set forth in Paragraph 6(d), or (iv) reduce the minimum exercise price applicable to any option under Paragraphs 7(b) or (c).
                  (b) Generally no unilateral adverse amendment. Except as otherwise specifically provided in this Plan, without the consent of the grantee or optionee, no amendment may affect outstanding grants of shares or options in a way that substantially adversely affects the grantee or optionee except to conform this Plan and options granted under it to federal or other tax laws relating to ISOs.
                  (c) ISOs. The Committee is authorized to make any changes necessary or desirable from time to time, or any interpretations of Plan provisions or of provisions found in Option Agreements, to ensure that options issued under the Plan that are intended to be ISOs qualify as ISOs under the Code.

         18.      No effect on Terms of Employment.

         Neither the establishment of this Plan and the granting of options hereunder, nor the inclusion in any Restricted Shares Agreement or Option Agreement of a right of the Company to repurchase shares received by a grantee, or by an optionee on the exercise of any option, shall have any effect on the terms and conditions of employment of any grantee or optionee. Subject to the terms of any employment contract to the contrary, the Company, or any parent or subsidiary of the Company, shall have the right to terminate or change the terms of employment of any grantee or optionee at any time, for any reason whatsoever, without regard to the impact, if any, that such termination change may have with respect to the grantee's or optionee's rights under this Plan, or under any Restricted Shares Agreement or Option Agreement evidencing a grant of stock or of options under this Plan, immediately before such change or termination, and without regarding to any resulting tax consequences to the grantee or optionee.

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